As filed with the Securities and Exchange Commission on May 4, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BROADWIND ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-0409160
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

47 East Chicago Avenue, Suite 332

Naperville, IL 60540
(Address of principal executive offices)

Broadwind Energy, Inc. 2007 Equity Incentive Plan
(Full title of the plan)

J.D. Rubin
Vice President, General Counsel and Secretary
Broadwind Energy, Inc.
47 East Chicago Avenue, Suite 332
Naperville, IL 60540
(630) 637-0315

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Robert L. Verigan

Andrea L. Reed

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

(312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.001 per share	1,410,510 shares	(1)	$0.36(2)	$507,783.60(2)	$58.19

(1)

Broadwind Energy, Inc. is filing this Registration Statement to register the issuance of 1,410,510 shares of Common Stock authorized for issuance under the Broadwind Energy, Inc. 2007 Equity Incentive Plan (the “2007 Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the 2007 Plan, relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act using the average of the high and low prices of the Common Stock as reported on the NASDAQ Capital Market on May 1, 2012.

EXPLANATORY NOTE

A Registration Statement on Form S-8 (File No. 333-160039) was filed with the Securities and Exchange Commission (the “Commission”) on June 17, 2009 covering the registration of 5,500,000 shares of common stock under the Broadwind Energy, Inc. 2007 Equity Incentive Plan (the “2007 Plan”).  Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register an additional 1,410,510 shares of common stock under the 2007 Plan and hereby incorporates by reference the contents of the prior Registration Statement except for Items 3, 6 and 8, which are being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Broadwind Energy, Inc. (the “Company”) hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)                                  The Company’s Annual Report on Form 10-K for the year ended December 31, 2011, including those sections incorporated by reference from the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 26, 2012;

(b)                                 The Company’s Current Report on Form 8-K, filed with the Commission on May 4, 2012; and

(c)                                  The description of the Company’s common stock as set forth in the Company’s Registration Statement on Form 8-A filed with the Commission on April 8, 2009 (File No. 001-34278), including any amendment thereto or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.  Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or any of its subsidiaries.

Item 6.  Indemnification of Directors and Officers.

Delaware Law

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Sections 145(a) and (b) of the DGCL provide that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a derivative action)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Charter and Bylaw Provisions and Other Arrangements

The Company’s certificate of incorporation and bylaws provide that the Company must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company. Under Article IX of the certificate of incorporation, the Company may maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company has the power to indemnify such person.  Pursuant to Section 145 of the DGCL and the certificate of incorporation, the Company maintains directors’ and officers’ liability insurance coverage.

In addition, as permitted by the DGCL, the Company’s certificate of incorporation provides that no director will be liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. The effect of this provision is to restrict the Company’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for:

•                  any breach of his or her duty of loyalty to the Company or its stockholders;

•                  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•                  any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

In addition to the provisions of the certificate of incorporation and bylaws described above, the Company has entered into indemnification agreements with its directors and certain officers to indemnify such directors and officers to the fullest extent permitted by the certificate of incorporation and bylaws.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 8.  Exhibits.

The Exhibits accompanying this registration statement are listed below and also on the accompanying Exhibit Index.

EXHIBIT NUMBER	DESCRIPTION

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008)

3.2	Amendment to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 4, 2012)

3.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 5, 2010)

4.1	Broadwind Energy, Inc. 2007 Equity Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on March 26, 2012)

*5.1	Opinion of Sidley Austin LLP

*23.1	Consent of Sidley Austin LLP (included in its opinion filed as Exhibit 5.1)

*23.2	Consent of Grant Thornton LLP

24.1	Powers of Attorney (contained in the signature page to this registration statement)

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naperville, State of Illinois, on this May 4, 2012.

BROADWIND ENERGY, INC.

By:	/s/PETER C. DUPREY
Name: Peter C. Duprey
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J.D. Rubin, Peter C. Duprey and Stephanie K. Kushner, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this registration statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Capacity	Date

/s/ PETER C. DUPREY
Peter C. Duprey	President and Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2012

/s/ STEPHANIE K. KUSHNER
Stephanie K. Kushner	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 4, 2012

/s/ DAVID REILAND
David Reiland	Chairman of the Board	May 4, 2012

/s/ CHARLES H. BEYNON
Charles H. Beynon	Director	May 4, 2012

/s/ WILLIAM T. FEJES, JR.
William T. Fejes, Jr.	Director	May 4, 2012

/s/ TERENCE P. FOX
Terence P. Fox	Director	May 4, 2012

/s/ THOMAS A. WAGNER
Thomas A. Wagner	Director	May 4, 2012

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

EXHIBIT NUMBER	DESCRIPTION

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008)

3.2	Amendment to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 4, 2012)

3.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 5, 2010)

4.1	Broadwind Energy, Inc. 2007 Equity Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on March 26, 2012)

*5.1	Opinion of Sidley Austin LLP

*23.1	Consent of Sidley Austin LLP (included in its opinion filed as Exhibit 5.1)

*23.2	Consent of Grant Thornton LLP

24.1	Powers of Attorney (contained in the signature page to this registration statement)

*  Filed herewith.